EXHIBIT 10.2

CONTRIBUTION
AGREEMENT

BY AND BETWEEN

ASHFORD HOSPITALITY SELECT, INC.,
a Maryland corporation,

ASHFORD HOSPITALITY SELECT LIMITED PARTNERSHIP,
a Delaware limited partnership,
ASHFORD CREDIT HOLDINGS LLC,
A Delaware limited liability company

and
ASHFORD HOSPITALITY LIMITED PARTNERSHIP,
a Delaware limited partnership

February 18, 2015

TABLE OF CONTENTS
Page
ARTICLE I CONTRIBUTION1
Section 1.1Contribution Transaction 1
Section 1.2Consideration 2
Section 1.3Tax Treatment. 4
Section 1.4Further Action 5
ARTICLE II CLOSING PROCEDURES5
Section 2.1Conditions to Closing 5
Section 2.2Documents to be Delivered at Closing 7
Section 2.3Termination of the Offering 8
Section 2.4Effect of Termination 9
Section 2.5Closing Costs 9
Section 2.6Tax Withholding 9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF ASHFORD SELECT ENTITIES 9
Section 3.1Organization of the Ashford Select Entities 9
Section 3.2Authority 9
Section 3.3Noncontravention 9
Section 3.4Validity of Securities 10
Section 3.5Litigation 10
Section 3.6Limited Activities 10
Section 3.7No Other Representations and Warranties 10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR11
Section 4.1Organization of the Contributors, the Contributed Entities and Subsidiary Entities 11
Section 4.2Authorization of Transaction 11
Section 4.3Authority to Conduct Business 11
Section 4.4Noncontravention 11
Section 4.5No Encumbrances 12
Section 4.6No Other Agreements to Sell 12
Section 4.7Title to Assets 12
Section 4.8Compliance with Laws 13
Section 4.9Licenses and Permits 13

i

Section 4.10Environmental Matters 13
Section 4.11Taxes 13
Section 4.12Litigation 13
Section 4.13No Insolvency Proceedings 14
Section 4.14Investment Representations and Warranties 14
Section 4.15Existing Loans 16
Section 4.16Material Documents 16
Section 4.17No Other Representations and Warranties 16
ARTICLE V COVENANTS16
Section 5.1Covenants of the Contributors 16
Section 5.2Commercially Reasonable Efforts 18
Section 5.3Covenants of the Ashford Select Entities. 18
ARTICLE VI TAX MATTERS18
Section 6.1Tax Returns 18
Section 6.2Cooperation 19
Section 6.3Transfer Taxes 20
Section 6.4Tax Contests 20
ARTICLE VII INDEMNITY OBLIGATIONS20
Section 7.1Indemnity 20
Section 7.2Notice of Claims 22
Section 7.3Third Party Claims 22
Section 7.4Procedure for Indemnification 23
Section 7.5Expiration 23
Section 7.6Limitations on Indemnification 23
Section 7.7Exclusive Remedy 24
ARTICLE VIII GENERAL PROVISIONS24
Section 8.1Additional Definitions 24
Section 8.2Tax Agreement 25
Section 8.3Amendment 25
Section 8.4Entire Agreement; Counterparts; Applicable Law 25
Section 8.5Assignability 25
Section 8.6Titles 26
Section 8.7Third Party Beneficiary 26

Section 8.8Severability 26
Section 8.9Equitable Remedies 26
Section 8.10Attorneys’ Fees 26
Section 8.11Notices 26
Section 8.12Computation of Time 27
Section 8.13Survival 27
Section 8.14Time of the Essence 27

List of Schedules and Exhibits
Exhibits
Exhibit A – Properties, the Contributors and Contributed Interests
Exhibit B - Formation Transactions
Exhibit C - List of Subsidiaries of the Contributed Entities
Exhibit D - Form of Assignment and Assumption Agreement
Schedules
Schedule 4.15 – Existing Loans
Schedule 7.1 – Retained Ashford Trust Guaranteed Obligations

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”) is executed as of this 18th day of February, 2015 by and between ASHFORD HOSPITALITY SELECT, INC., a Maryland corporation (“Ashford Select”), ASHFORD HOSPITALITY SELECT LIMITED PARTNERSHIP, a Delaware limited partnership (“Ashford Select OP”, and, together with Ashford Select, the “Ashford Select Entities”), Ashford Credit Holdings LLC (“Credit Holdings”) and ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (“Ashford Trust OP”, together with Credit Holdings, the “Contributors”, and each a “Contributor”).
WHEREAS, the Contributors own the equity interests (the “Contributed Interests”) in the entities (the “Contributed Entities”) set forth on Exhibit A hereto under the category of “Contributed Entities”, which Contributed Entities directly or indirectly, own the hotel Properties (the “Properties” or each a “Property”) identified on Exhibit A as being owned by the respective Contributed Entity;
WHEREAS, each Contributor desires to contribute to Ashford Select OP as described in Exhibit A, all of such Contributor’s Contributed Interests in such Contributed Entity and Ashford Select OP desires to acquire the Contributed Interests as set forth on Exhibit A hereto, and
WHEREAS, a wholly owned subsidiary of Ashford Select, serves as the sole general partner of Ashford Select OP, and Ashford Select OP will be the operating partnership of Ashford Select;
WHEREAS, the transactions contemplated by this Agreement and certain other structuring transactions to be completed prior to or on the Closing Date as set forth on Exhibit B (collectively the “Formation Transactions”) are in connection with (i) the transfer of a portfolio of sixteen select service hotel properties from Ashford Trust to Ashford Select (the “Portfolio”) and (ii) a proposed private placement (the “Offering”) of Ashford Select Class A common stock.
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and other terms and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Contributors and the Ashford Select Entities agree as follows:

ARTICLE I
CONTRIBUTION
Section 1.1    Contribution Transaction.
(a)    Upon and subject to the terms and conditions contained in this Agreement, at the Closing (as hereinafter defined), the Contributors shall assign, set over and transfer, absolutely and unconditionally to Ashford Select OP all of the Contributors’ right, title and interest in and to the Contributed Interests, in each case, free and clear of all Encumbrances except as set forth in Section 4.5, in exchange for the consideration set forth in Section 1.2, and Ashford Select OP shall accept such assignment by the Contributors. From and after the Closing Date, Ashford Select OP shall be bound by terms of the organizational documents governing each Contributed Entity and shall undertake, assume punctually and faithfully perform, pay or discharge when due and otherwise in accordance with their respective terms, all agreements, covenants, conditions, obligations and liabilities of the Contributors with respect to each Contributed Entity on or after the Closing Date. The “Closing Date” shall mean the date on which the Closing occurs, which shall be on the same date as the closing of the Offering, unless otherwise agreed upon by the parties.
(b)    This Agreement shall serve as notice to the partners, manager, or members, as the case may be, of each Contributed Entity of the transfer of the Contributors’ Contributed Interests, and such partners, manager or members, as the case may be, of each of the applicable Contributed Entity consents to, and agrees and acknowledges that all requirements and conditions for such transfer and the admission of Ashford Select OP as a substituted partner or member have been satisfied or otherwise waived in accordance with the terms of the organizational documents governing Contributors’ Contributed Interests.
(c)    All of the parties hereto agree that, as a result of the assignment and assumption hereunder, for purposes of the organizational documents governing the Contributors’ Contributed Interests, Ashford Select OP shall be a substituted limited partner or member, as the case may be, of each Contributed Entity.
Section 1.2    Consideration.
(a)    Closing Consideration. At the Closing, and subject to the terms and subject to the conditions set forth in this Agreement, as consideration for the contribution by the Contributors of the Contributed Interests, the Ashford Select Entities agree to pay to the Contributors total consideration of $281,167,720 (the “Closing Contribution Consideration”), payable as follows:
(i)    a cash sum of $50,586,620;
(ii)    assumption of $209,820,000 in existing mortgage and mezzanine debt secured by the Properties and/or the equity interests in one or more Subsidiary Entities;

(iii)    1,017,295 common partnership units issued by Ashford Select OP (“Ashford Select OP Units”) to Ashford Trust OP, valued at $20 per unit; and
(iv)    20,760 shares of Class B common stock issued by Ashford Select (“Ashford Select Class B Common Stock”) to Ashford Trust OP, valued at $20 per share.
The issuance of the Ashford Select OP Units shall be evidenced by an amendment to the operating partnership agreement of Ashford Select OP in such form as shall be reasonably acceptable to Ashford Trust OP. The shares of Ashford Select Class B Common Stock to be issued to the Contributors shall be issued as uncertificated shares registered in book-entry form. No certificates therefor shall be distributed. Ashford Select shall promptly deliver or caused to be delivered to Ashford Trust OP an account statement reflecting Ashford Trust OP’s ownership of such shares of Ashford Select Class B Common Stock (such statement, the “Class B Account Statement”).
(b)    Post-Closing Adjustments. At the Closing, the Contributors will receive a credit to the Closing Contribution Consideration (such credit to be paid in cash) in an amount equal to the net working capital (i.e., the Contributors’ working capital assets less working capital liabilities (including, Taxes for the current tax year) of the Properties as of the Closing Date, including, without limitation, capital and FF&E reserves, Tax reserves or other cash amounts or reserves held by or on behalf of the Contributors). For a period of six (6) months following the Closing Date (or such longer period in order to obtain current year real estate and personal property tax bills, if applicable), the parties shall work together in good faith to true-up the credit provided in this Section 1.2(b).
(c)    Earnout.
(i)    Subject to the limitations, adjustments and procedures set forth in this Section 1.2(c), aggregate compensation of up to $10,000,000 (the “Earnout Consideration”, and together with the Closing Contribution Consideration, the “Contribution Consideration”) shall be payable, if at all, by the Ashford Select Entities to the Contributors in the manner set forth in Section 1.2(c)(iii) below based on the performance of the Portfolio during the period commencing on the Closing Date and ending December 31, 2016 (the “Earnout Period”).
(ii)    The Earnout Consideration shall be payable, if at all, as follows:
(A)    if the aggregate Hotel EBITDA of the Portfolio for the year ended December 31, 2016 (“2016 EBITDA”) is greater than $34,700,000 (the “Earnout Target”), the Ashford Select Entities shall pay to the Contributors $10,000,000.
(B)    If 2016 EBITDA is less than the Earnout Target but greater than $28,800,000 (the “Earnout Floor”), the Ashford Select Entities shall pay the Contributors a pro rata portion of $10,000,000, in an amount equal (a) $10,000,000 multiplied by

(b) the quotient of, (x) 2016 EBITDA minus the Earnout Floor, which shall be the numerator, and (y) the Earnout Target minus the Earnout Floor, which shall be the denominator.
(C)    For purposes of this Agreement, “Hotel EBITDA” shall mean adjusted EBITDA for a particular hotel or portfolio of hotels, as a percent of total revenue, with no allocation of corporate general and administrative expenses or non-recurring expenses; provided, however, the calculation of Hotel EBITDA for the Portfolio for purposes of this Agreement shall be calculated as if the fees payable to Remington Lodging and Hospitality LLC, the hotel manager (“Remington”), for each of the Properties it manages in the Portfolio are payable at rates applicable following the Performance Period (as defined in the master management agreement with Remington).
(iii)    The Earnout Consideration shall be payable by the Ashford Select Entities to the Contributors within five (5) business days of the Earnout Date (as defined below), as follows:
(A)    Seventy-five percent (75%) of the Earnout Consideration shall be payable, if at all, in cash;
(B)    Twenty-four and one half percent (24.5%) of the Earnout Consideration shall be payable, if at all, in Ashford Select OP Units, the value of which shall be the greater of $20.00 and the average closing market price of the Ashford Select Class A Common Stock during a ten (10) day trading period ending the day prior to the Earnout Date.
(C)    One half of one percent (0.5%) of the Earnout Consideration shall be payable, if at all, in Ashford Select Class B Common Stock, the value of which shall be the greater of $20.00 and the average closing market price of the Ashford Select Class A Common Stock during a ten (10) day trading period ending the day prior to the Earnout Date.
(iv)    Within forty-five (45) days after the end of the Earnout Period, the Ashford Select Entities shall prepare and deliver to the Contributors an unaudited statement which sets forth a reasonably detailed calculation of the Hotel EBITDA of the Portfolio for the Earnout Period (the “Earnout Statement”). The Contributors shall have thirty (30) days to review the Earnout Statement, and if the Contributors objects within such 30 day period, the parties shall use their reasonable efforts to resolve by written agreement such objections. If the Contributors fails to object within 30 days of receipt of the Earnout Statement, or if the parties otherwise resolve any objections, such agreed Earnout Statement shall be final. If any objections are not resolved by the parties, any remaining objections shall be submitted to a nationally or regionally recognized independent accounting firm mutually acceptable to the parties (“Independent Accounting Firm”), whose resolution of any remaining objections, and the resulting Earnout Statement, shall be final and binding on the parties. The fees and expenses of the Independent Accounting Firm shall be paid by the parties in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm. Within five (5) days following the final and binding determination of the Earnout Statement (the date of such payment hereinafter referred to as the “Earnout Date”), if the Hotel EBITDA of the Portfolio meets the requirements set forth in Section 1.2(c)(ii), the Ashford Select

Entities shall pay the Earnout Consideration to the Contributors in accordance with Section1.2(c)(iii)
Section 1.3    Tax Treatment.
(a)    Section 721(a). Any transfer, assignment and exchange by the Contributors effectuated pursuant to this Agreement is intended to be governed by Section 721(a) of the Code; provided, however, that the portion of the Contribution Consideration and Earnout Consideration payable in cash or Ashford Select Class B Common Stock shall be treated as a sale of the Contributed Interests to Ashford Select OP to the extent required by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder. Each party hereto agrees to the tax treatment described in this Section 1.3(a), and each such party shall file their respective Tax Returns (as defined in Section 8.1) consistent with such treatment, unless otherwise required by applicable law.
(b)    Section 1031. Any party hereto may consummate the purchase or sale (as applicable) of the Properties as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (i) the Closing Date shall not be unreasonably delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (ii) the exchanging party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (iii) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (iv) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange (such payment obligation shall survive the Closing Date or any termination of this Agreement). No party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.
Section 1.4    Further Action. If, at any time after the Closing Date, Ashford Select OP shall determine or be advised that any deeds, bills of sale, assignments (including intellectual property assignments), certificates, affidavits, consents, assurances or other actions or items are necessary or desirable to vest, perfect or confirm of record or otherwise transfer the right, title or interest in or to the Contributed Interests contributed by the Contributors to Ashford Select OP and all rights and privileges associated with the Properties, the Contributors shall execute and deliver all such deeds, bills of sale, assignments (including any intellectual property assignments), certificates, affidavits, consents, and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Contributed Interests or otherwise to carry out this Agreement; provided, that the Contributors shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties of the Contributors that are material in nature and are not contemplated by this Agreement or reasonably inferable by the terms hereof.
ARTICLE II
CLOSING PROCEDURES
Section 2.1    Conditions to Closing.
(d)    Conditions to Each Party’s Obligations. The obligation of each party to effect the contributions contemplated by this Agreement and to consummate the other transactions contemplated hereby on the Closing is subject to the satisfaction or written waiver of the following conditions:
(i)    The closing of the Offering shall have occurred prior to or simultaneously with the closing of the transactions contemplated hereby.
(ii)    The Formation Transactions shall have been consummated not later than the Closing Date.
(iii)    All consents and approvals of Governmental Authorities or third parties, including the waiver of any applicable right of first offer or right of first refusal with respect to the Contributed Interests or the Properties and any consent or approval required under any Existing Loan Documents (as hereinafter defined), necessary for the parties hereto to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of any party hereto to consummate the transactions contemplated by this Agreement) shall have been obtained or waived in writing.
(iv)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Government Authority of competent jurisdiction be pending that seeks the foregoing.
(e)    Conditions to Obligations of the Ashford Select Entities. The obligations of the Ashford Select Entities are further subject to the satisfaction of the following conditions (any of which may be waived in writing by the Ashford Select Entities in whole or in part):
(i)    Except as would not have a material adverse effect on the business of the Ashford Select Entities, the Contributed Entities or any subsidiary of the Contributed Entities listed on Exhibit C (each, a “Subsidiary Entity”) or the Properties, the representations and warranties of the Contributors contained in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date). This Section 2.1(b)(i) shall in no way limit, and shall be subject to, the provisions of Section 7.1.
(ii)    the Contributors shall have executed and delivered each of the closing documents identified in Section 2.2(a) to the Ashford Select Entities, along with any other agreements or instruments reasonably necessary to consummate the contribution of the Contributed Interests to Ashford Select OP (collectively, the “Contributor Closing Documents”).
(f)    Conditions to the Obligations of the Contributors. The obligations of the Contributors are further subject to the satisfaction of the following conditions (any of which may be waived in writing by the Contributors in whole or in part):
(i)    Except as would not have a material adverse effect on the business of the Contributors, the representations and warranties of the Ashford Select Entities contained in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date).
(ii)    Ashford Trust OP shall be admitted as a limited partner of Ashford Select OP with respect the Ashford Select OP Units.
(iii)    Ashford Trust OP shall have received evidence of the issuance of the Ashford Select Class B Common Stock to Ashford Trust OP.
(iv)    The applicable Ashford Select Entities shall have executed and delivered each of the closing documents identified in Section 2.2(b) to the Contributors, along with any other agreements or instruments reasonably necessary to consummate the transfer of the Closing Contribution Consideration to the Contributors (collectively, the “Ashford Select Closing Documents”).
Section 2.2    Documents to be Delivered at Closing.
(c)    Contributor Closing Documents. On the Closing Date, the Contributors shall execute, acknowledge where deemed desirable or necessary by the Ashford Select Entities, and deliver to the Ashford Select Entities, in addition to any other documents mentioned elsewhere herein, the following Contributor Closing Documents:
(v)    An assignment, assumption and admission agreement (“Assignment Agreement”) substantially in the form of Exhibit D attached hereto executed by the Contributors, assigning the Contributed Interests to Ashford Select OP with the Contributed Entities acknowledging the admission of Ashford Select OP as the successor to the Contributors’ Contributed Interests and further acknowledging the admission of Ashford Select OP as a partner or member of such Contributed Entities.

(vi)    A closing certificate which shall be in a form satisfactory to the Ashford Select Entities and which shall reaffirm (subject to Section 2.1(b)(i)), the accuracy of all representations and warranties in all material respects and the satisfaction in all material respects of all covenants made by the Contributors in Articles IV and V hereof.
(vii)    A certified copy of all corporate resolutions, consents or partnership actions authorizing the execution, delivery and performance by the Contributors of this Agreement and the Contributor Closing Documents.
(viii)    True, correct and complete copies of all organizational documents of each Contributed Entity and Subsidiary Entity.
(ix)    An affidavit certifying that no Contributor, Contributed Entity or Subsidiary Entity is a “foreign person”, as that term is defined by Section 1445 of the Code.
(x)    All documents required by any lender, manager or franchisor in connection with the contribution of the Contributed Interests by the Contributors.
(xi)    All leases, management agreements, book and records, service contracts and other material documents relating to the operation of the Properties.
(xii)    Any other documents reasonably necessary to assign, transfer and convey the Contributed Interests and effectuate the transactions contemplated hereby.
(d)    Ashford Select Closing Documents. On the Closing Date, the Ashford Select Entities shall execute, acknowledge where deemed desirable or necessary by the Contributors, and deliver to the Contributors, (or cause to be executed, acknowledged or delivered) in addition to any other documents mentioned elsewhere herein, the following Ashford Select Closing Documents:
(iii)     An amended and restated partnership agreement of Ashford Select OP reflecting Ashford Trust OP as a limited partner of Ashford Select OP, owning the Ashford Select OP Units.
(iv)    The Class B Account Statement.
(v)    A closing certificate which shall be in a form satisfactory to the Contributors and which shall reaffirm (subject to Section 2.1(c)(i)), the accuracy of all representations and warranties in all material respects and the satisfaction in all material respects of all covenants made by the Ashford Select Entities in Articles III and V hereof.

(vi)    A certified copy of all appropriate corporate resolutions or partnership actions authorizing the execution, delivery and performance by the Ashford Select Entities of this Agreement and the Ashford Select Closing Documents.
(vii)    An executed counterpart to the Assignment Agreement.
(viii)    All documents required by any lender, manager or franchisor in connection with the contribution of the Contributed Interests, including the Replacement Guarantees (as hereinafter defined).
(ix)    Any other documents reasonably necessary to assign, transfer and convey the Closing Contribution Consideration to the Contributors and effectuate the transactions contemplated hereby.
Section 2.3    Termination of the Offering.
(a)    If at any time the Ashford Select Entities or the placement agent for the Offering determine in good faith to terminate the Offering, Ashford Select OP will so advise the Contributors in writing, whereupon this Agreement shall terminate effective as of the date such notice is delivered.
Section 2.4    Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of all parties to this Agreement shall terminate, except as otherwise provided herein.
Section 2.5    Closing Costs. Ashford Select OP shall pay and/or reimburse the Contributors for all of the closing costs, third party fees and third party expenses, including, but not limited to, banking fees, accounting fees, legal fees, assumption fees, transfer taxes and any other costs and expenses of the Contributors arising from the contribution of the Contributed Interests pursuant to this Agreement (collectively, “Closing Costs”), excluding any income Tax liability incurred by the Contributors in connection therewith.
Section 2.6    Tax Withholding. Ashford Select OP shall be entitled to deduct and withhold, from the Contribution Consideration payable pursuant to this Agreement to the Contributors, such amounts as Ashford Select OP is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributors.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ASHFORD SELECT ENTITIES
As a material inducement to the Contributors to enter into this Agreement and to consummate the transactions contemplated hereby, each Ashford Select Entity, on behalf of itself (except as otherwise set forth below), hereby makes to the Contributors each of the representations and warranties set forth in this Article III.

Section 3.1    Organization of the Ashford Select Entities. Each Ashford Select Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of such entity’s organization.
Section 3.2    Authority. Each Ashford Select Entity has full right, authority, power and capacity to: (i) enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to this Agreement, including without limitation, the Ashford Select Closing Documents; and (ii) carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by any Ashford Select Entity pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Ashford Select Entity, each enforceable in accordance with its respective terms.
Section 3.3    Noncontravention. The execution, delivery and performance of this Agreement and each such agreement, document and instrument by the Ashford Select Entities: (A) does not and will not violate the organizational documents of the Ashford Select Entities; (B) does not and will not violate any foreign, federal, state, local or other Law applicable to the Ashford Select Entities, or require the Ashford Select Entities to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made (or will not have been obtained or made on or before the Closing) or which does not remain in effect; and (C) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, Order, writ, judgment, injunction, decree, determination or arbitration award to which any Ashford Select Entity is a party or by which the property of the Ashford Select Entity is bound or affected, in the case of each of (A), (B) and (C), in any manner that challenges or would reasonably be expected to impair the ability of the Ashford Select Entities to execute or deliver or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.
Section 3.4    Validity of Securities
(a)    Validity of Ashford Select OP Units. Ashford Select OP hereby represents and warrants that the Ashford Select OP Units to be issued to Ashford Trust OP pursuant to this Agreement have been duly authorized by Ashford Select OP and, when issued against the consideration therefor, will be validly issued by Ashford Select OP, free and clear of all Liens created by Ashford Select OP.
(b)    Validity of Ashford Select Class B Common Stock. Ashford Select hereby represents and warrants that the Ashford Select Class B Common Stock to be issued to Ashford Trust OP pursuant to this Agreement has been duly authorized by Ashford Select and, when issued against the consideration therefor, will be validly issued by Ashford Select, free and clear of all liens created by Ashford Select (other than liens created by the organizational documents of the Ashford Select Entities).

Section 3.5    Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Ashford Select Entities, threatened against the Ashford Select Entities, that challenges or would reasonably be expected to impair the ability of Ashford Select Entities to execute or deliver or materially perform its obligations under this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.
Section 3.6    Limited Activities. Except for activities in connection with the Offering, the Formation Transactions or in the ordinary course of business, the Ashford Select Entities have not engaged in any material business or incurred any material obligations.
Section 3.7    No Other Representations and Warranties. Other than the representations and warranties expressly set forth in this Article III, the Ashford Select Entities shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR
As a material inducement to the Ashford Select Entities to enter into Agreement and to consummate the transactions contemplated hereby, the Contributors hereby makes to the Ashford Select Entities each of the representations and warranties set forth in this Article IV.
Section 4.1    Organization of the Contributors, the Contributed Entities and Subsidiary Entities. Each Contributor, Contributed Entity and Subsidiary Entity is duly organized, validly existing and in good standing under the laws of the respective jurisdiction of such entity’s organization, and is qualified to do business in each jurisdiction in which the operation of its business makes such qualification necessary or desirable.
Section 4.2    Authorization of Transaction. Subject to the receipt of third-party consents (or waivers) as required as a condition to closing pursuant to Section 2.1(a)(iii), Each Contributor has full right, authority, power and capacity to: (i) enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Contributor pursuant to this Agreement, including, without limitation, the Contributor Closing Documents; (ii) carry out the transactions contemplated hereby and thereby; and (iii) transfer, sell and deliver the Contributed Interests to Ashford Select OP upon payment therefor in accordance with this Agreement. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of each Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable in accordance with its respective terms.
Section 4.3    Authority to Conduct Business. Each Contributed Entity and Subsidiary Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Contributed Entity and Subsidiary Entity has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the Property owned and used by it. Each Contributor has delivered, or has cause to be delivered, to the Ashford Select Entities correct and complete copies of the partnership or limited liability company agreement, as applicable, of each Contributed Entity and Subsidiary Entity, as amended to date (each, an “Operating Agreement”). No Contributed Entity or Subsidiary Entity is in default under or in violation of any provision of its Operating Agreement.
Section 4.4    Noncontravention. Subject to the receipt of third-party consents (or waivers) as required as a condition to Closing pursuant to Section 2.1(a)(iii), the execution, delivery and performance of this Agreement and each additional agreement, document and instrument to be executed and delivered by or on behalf of each Contributor pursuant to this Agreement, including, without limitation, the Contributor Closing Documents: (A) does not and will not violate the Operating Agreement of any Contributed Entity, Subsidiary Entity or Contributor’s partnership agreement, limited liability agreement or bylaws, as applicable; (B) does not and will not violate any foreign, federal, state, local or other Law applicable to any Contributed Entity or Contributor, or require any Contributed Entity or Contributor to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made or which does not remain in effect; and (C) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, Order, writ, judgment, injunction, decree, determination or arbitration award to which any Contributed Entity, Subsidiary Entity or Contributor is a party or by which the property of any Contributed Entity, Subsidiary Entity or Contributor is bound or affected, or result in the creation of any Encumbrance on any Contributed Entity, Subsidiary Entity or the Contributed Interests.
Section 4.5    No Encumbrances. As of the Closing Date, each Contributor will be the beneficial and record holder of the Contributed Interests, and indirectly, the Subsidiary Entities, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state (“Blue Sky Laws”)), claim, Lien, pledge, voting agreement, option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever of any third party (collectively, “Encumbrances”) other than Liens created by the Existing Loans, and as of the Closing Date, will have the full power and authority to convey the Contributed Interests free and clear of any Encumbrances, and upon delivery of the Assignment Agreement by each Contributor conveying the Contributed Interests and receipt by the Contributors of the Closing Contribution Consideration as herein provided, Ashford Select OP will acquire good and valid title thereto, free and clear of all Encumbrances. Each Contributor owns, directly or indirectly, one hundred percent (100%) of the partnership or membership interests, as applicable, in each Contributed Entity, and Exhibit A is true, correct and complete. The Contributed Interests has been duly authorized and validly issued, is fully paid and non-assessable, and there is no requirement for any additional capital contributions to any Contributed Entity or Subsidiary Entity. No Contributed Entity has issued any outstanding partnership, LLC membership or other equity ownership interests and no Contributed Entity has outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understanding of any character obligating any Contributed Entity to (i) issue, deliver or sell, or cause to be issued, delivered or sold, additional equity ownership interests in any Contributed Entity or any securities or obligations convertible into or exchangeable for ownership interests in any Contributed Entity; or (ii) grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding.
Section 4.6    No Other Agreements to Sell. Each Contributor represents that it has made no agreement with, and will not enter into any agreement with, and has no obligation (absolute or contingent) to, any other Person or firm to sell, transfer or in any way encumber the Contributed Interests or to not sell the Contributed Interests, or to enter into any agreement with respect to a sale, transfer or Encumbrance of or put or call right with respect to the Contributed Interests.
Section 4.7    Title to Assets. Each Contributed Entity or Subsidiary Entity holding title to a Property (each, an “Owner”), has good and marketable or indefeasible fee simple title to the Property. Each Property is free and clear of all Encumbrances other than the operating leases, management agreements, existing tenant leases, franchise agreements and all matters recorded in the real property records of the county where the Property is located and/or that would be shown on an accurate current survey of the Property. No Contributed Entity or Subsidiary Entity owns nor has any interest in any assets or liabilities that is unrelated to the Properties or the Existing Loans.
Section 4.8    Compliance with Laws. Each Contributed Entity and Subsidiary Entity has conducted its business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the condition, financial or otherwise, or the earnings or business affairs of any Contributed Entity, Subsidiary Entity or the Properties.
Section 4.9    Licenses and Permits. Each Contributed Entity and Subsidiary Entity possesses such certificates, authorities or permits issued by the appropriate state or federal agencies or bodies necessary to conduct the business conducted by it except where failure to have any such certificates, authorities or permits would not have a material adverse effect on such entity. No Contributor, Contributed Entity or Subsidiary Entity has received any written notice of proceedings relating to the revocation or modification or any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings or business affairs of any Contributed Entity, Subsidiary Entity or the Properties.
Section 4.10    Environmental Matters. Except for matters disclosed in the most recent Phase I environmental reports delivered to Ashford Select, (a) to the Contributors’ knowledge, each Contributor, Contributed Entity and Subsidiary Entity is in compliance with all Environmental Laws and (b) no Contributor, Contributed Entity or Subsidiary Entity has received any written notice from any Governmental Authority or third party alleging that any Contributor, Contributed Entity or any Subsidiary Entity is not in compliance with applicable Environmental Laws. The representations and warranties contained in this Section 4.10 constitute the sole and exclusive representations and warranties made by the Contributors concerning environmental matters.
Section 4.11    Taxes. (i) All Taxes (including, but not limited to, real estate Taxes due and owing with respect to any Property and personal property Taxes) required to be paid by any

Contributed Entity or Subsidiary Entity on or before the date hereof have been paid and all Tax Returns required to be filed on or before the date hereof (taking into account any extensions to file previously received) by or on behalf of any Contributed Entity or Subsidiary Entity have been timely filed and such returns were true, correct and complete in all material respects when filed; and (ii) there is no action, suit or proceeding pending against or threatened with respect to any Contributed Entity, Subsidiary Entity or the Properties in respect of any Tax, nor is any claim for additional Tax asserted by any Contributed Entity or Subsidiary Entity nor are any federal, state and local income or franchise Tax Returns of any Contributed Entity or Subsidiary Entity the subject of any audit or examination by any taxing authority. No Contributed Entity or Subsidiary Entity has executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes.
Section 4.12    Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Contributors, threatened against any Contributed Entity or Subsidiary Entity or that affects a Property, which if adversely determined, would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or the earnings or business affairs of any Contributed Entity, Subsidiary Entity or any Property. There is no action, suit, or proceeding pending or, to the knowledge of the Contributors, threatened against the Contributors which challenges or impairs the ability of any Contributor to execute or deliver, or materially perform its obligations under this Agreement or to consummate the transactions hereby. No Contributor has received notice of any condemnation or eminent domain proceeding.
Section 4.13    No Insolvency Proceedings. No bankruptcy or similar insolvency proceeding has been filed, or is currently contemplated, with respect to any Contributor, any Contributed Entity or any Subsidiary Entity.
Section 4.14    Investment Representations and Warranties. Ashford Trust OP acknowledges that the offering and issuance of the Ashford Select OP Units and the Ashford Select Class B Common Stock to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Ashford Select Entities’ reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributors contained herein. In furtherance thereof, Ashford Trust OP represents and warrants to the Ashford Select Entities as follows:
(a)    Ashford Trust OP will be acquiring the Ashford Select OP Units and the Ashford Select Class B Common Stock to be received by Ashford Trust OP for its own account and not with the view to the sale or distribution of the same or any part thereof in violation of the federal or state securities laws.
(b)    Ashford Trust OP understands that the Ashford Select OP Units (or shares of Ashford Select Class A common stock, if any, issued upon redemption of the Ashford Select OP Units), as well as the Ashford Select Class B Common Stock, to be issued to Ashford Trust OP will not be registered under the Securities Act or Blue Sky Laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable Blue Sky Laws and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.

(c)    Ashford Trust OP is knowledgeable, sophisticated and experienced in business and financial matters; Ashford Trust OP has previously invested in securities similar to the Ashford Select OP Units and the Ashford Select Class B Common Stock and fully understands the limitations on transfer imposed by the federal securities Law. Ashford Trust OP is able to bear the economic risk of holding the Ashford Select OP Units and the Ashford Select Class B Common Stock for an indefinite period of time and is able to afford the complete loss of its investment in the Ashford Select OP Units and the Ashford Select Class B Common Stock; and Ashford Trust OP understands and has taken cognizance of all risk factors related to the purchase of the Ashford Select OP Units and the Ashford Select Class B Common Stock. Ashford Trust OP is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of its advisors (including tax advisors), and not upon that of Ashford Select or Ashford Select OP, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.
(d)    Ashford Trust OP is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.
(e)    Ashford Trust OP understands that an investment in Ashford Select OP and Ashford Select involves substantial risks. Ashford Trust OP has had the opportunity to review all documents and information which it has requested concerning its investment in Ashford Select OP and Ashford Select and to ask questions of the proposed management of Ashford Select OP and Ashford Select, and the business and prospects of such entities which Ashford Trust OP deems necessary or desirable to evaluate the merits and risks related to its investment in the Ashford Select OP Units and the Ashford Select Class B Common Stock, and such questions were answered to the satisfaction of Ashford Trust OP.
(f)    Each Contributor understands that the Ashford Select OP Units (and shares of Ashford Select Class A common stock, if any, issued upon redemption of the Ashford Select OP Units), as well as the Ashford Select Class B Common Stock to the extent certificated, will bear a legend substantially to the effect of the following:
The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state. The securities may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act and under any applicable state securities laws, receipt of a no-action letter issued by the Securities and Exchange Commission (together with either registration or an exemption under applicable state securities laws) or an opinion of counsel acceptable to Ashford Hospitality Select, Inc. and Ashford Hospitality Select Limited Partnership that the proposed transaction will be exempt from registration under the Securities Act and applicable state securities laws;
and that Ashford Select OP or Ashford Select, as the case may be, reserve the right to place a stop order against the transfer of the Ashford Select OP Units (and shares of Ashford Select Class A common stock, if any, issued upon redemption of the Ashford Select OP Units), as well as the Ashford Select Class B Common Stock, and to refuse to effect any transfers thereof, in the absence of satisfying the conditions contained in the foregoing legend.
(g)    The address set forth for Ashford Trust OP in Section 8.11 is the address of Ashford Trust OP’s principal residence or principal place of business, and Ashford Trust OP has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such principal residence or principal place of business is sited.
(h)    Ashford Trust OP acknowledges and agrees that any Ashford Select OP Units issued to it on the Closing Date are not redeemable for a minimum of one year from the issuance date and, during such period, may not be assigned, pledged, sold or otherwise transferred in whole or in part or subjected to any Encumbrance other than the grant of a pledge in favor of Ashford Select OP. Any successor or assignee of Ashford Trust OP with respect to the Ashford Select OP Units will, after the Expiration Date, take the Ashford Select OP Units subject to the rights and limitations set forth in the partnership agreement of Ashford Select OP.
Section 4.15    Existing Loans. Schedule 4.15 sets forth a true, correct and complete list, as of the date hereof, of all loans presently encumbering the Properties, Purchased Entity or any Subsidiary Entities that will exist at and after the closing (collectively, the “Existing Loans”), together with the outstanding balance of each such Existing Loan. Other than the outstanding balance set forth with respect to each Existing Loan on Schedule 4.15 and any accrued interest on the Existing Loans, there are no other amounts outstanding under any Existing Loan. No monetary default (beyond applicable notice and cure periods) by any party exists under any of the Existing Loans and the documents entered into in connection therewith (collectively, the “Existing Loan Documents”) and no material non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Existing Loan Documents. True, correct and complete copies of all Existing Loan Documents have been provided by the Contributors to the Ashford Select Parties.
Section 4.16    Material Documents. (a) The organizational documents provided by or on behalf of the Contributors to the Ashford Select Entities for each Contributed Entity and Subsidiary Entity are true, correct and complete and there are no other governing documents for such entities; (ii) the financial statements provided by or on behalf of the Contributors to the Ashford Select Entities for each Contributed Entity, Subsidiary Entity and Property are true, correct and complete in all material respects and disclose all material liabilities, including all material contingent liabilities; and (iii) all leases, management agreements, book and records, service contracts and other material documents relating to the operation of the Properties provided by or on behalf of the Contributors to the Ashford Select Entities are true, correct and complete in all material respects.
Section 4.17    No Other Representations and Warranties. Other than the representations and warranties expressly set forth in this Article IV or in any Contributor Closing Documents, the Contributors shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V
COVENANTS
Section 5.1    Covenants of the Contributors. From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement, the formation Transactions or the other agreements, documents and instruments contemplated hereby, the Contributors shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause each of Contributed Entity and Subsidiary Entities to conduct its business and operate and maintain the Properties in the ordinary course of business consistent with past practice, pay debt obligations as they become due and payable (except as may be being contested in good faith and in a commercially prudent manner), and use commercially reasonable efforts to preserve intact current business organizations and preserve relationships with lenders and others having business dealings with it, in each case consistent with past practice. From the date hereof through the Closing Date, except as otherwise provided for or as contemplated by this Agreement, the Formation Transactions or other agreements, documents and instruments contemplated hereby or thereby, the Contributors shall not:
(a)    sell, transfer or otherwise dispose of all or any portion of the Contributed Interests;
(b)    (i) issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for the Contributed Interests or make any other changes to the equity capital structure of the Contributed Entities or the Subsidiary Entities, or (ii) purchase, redeem or otherwise acquire the Contributed Interests;
(c)    issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or other encumbrance of, any limited liability company or partnership interests or other equity interests of the Contributed Entities or the Subsidiary Entities, the Properties or other assets of the Contributed Entities or the Subsidiary Entities;
(d)    amend, modify or terminate any lease, contract or other instruments relating to a Property, except on an arms-length basis, on market terms, and in the ordinary course of business consistent with past practice;
(e)    take or omit to take any action to cause any Lien to attach to the Contributed Interests, the equity interest in any Subsidiary Entity, or any Property, except for the Existing Loans;
(f)    mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of the Contributed Interests, the equity interests in any Subsidiary Entities or any Property, except for the Existing Loans;
(g)    amend the operating or partnership agreement of any Contributed Entity or any Subsidiary Entity, except in connection with the Formation Transactions;

(h)    materially alter the manner of keeping the books, accounts or records or the accounting practices therein reflected, of any Contributed Entity or Subsidiary Entity, except in connection with the Formation Transactions;
(i)    adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to any Contributor, Contributed Entity or any Subsidiary Entity, except in connection with the Formation Transactions;
(j)    violate or knowingly cause or permit any Contributed Entity or Subsidiary Entity to violate in any material respect, or fail to use commercially reasonable efforts to cure any material violation of any Existing Loan Documents, the organizational documents of the Contributed Entities or Subsidiary Entities, or applicable Laws; or
(k)    authorize, commit or agree to take any of the foregoing actions.
Section 5.2    Commercially Reasonable Efforts. Each Contributor and each Ashford Select Entity shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement and (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.
Section 5.3    Covenants of the Ashford Select Entities.
(a)    As used in this Section 5.3, “Existing Guarantees” means any (i) guaranty or environmental indemnity relating to an Existing Loan, or (ii) guaranty of any contractual obligations relating to any management agreement or franchise agreement of a Property, to which Ashford Hospitality Trust, Inc. (“Ashford Trust”), Ashford Trust OP or any of their Affiliates that is not a Contributed Entity or a Subsidiary Entity (collectively, an “Ashford Trust Guarantor”) is a party. Except for the Existing Guarantees relating to the management agreements and franchise agreements described on Schedule 7.1 attached hereto, effective as of the Closing Date, Ashford Select and/or Ashford Select OP shall become a party to the Existing Guarantees or enter into replacement guaranties or environmental indemnities, as applicable, in substantially the form of the Existing Guarantees (collectively, “Replacement Guarantees”) with respect to all obligations covered therein. The parties acknowledge that (i) Ashford Trust Guarantor shall not be released as of the Closing Date from the Existing Guarantees as to contractual obligations arising from and after the Closing Date relating to the management agreements and franchise agreements described on Schedule 7.1 attached hereto (the “Retained Ashford Trust Guaranteed Obligations”), (ii) Ashford Select Entities shall not enter into Replacement Guarantees at Closing covering the Retained Ashford Trust Guaranteed Obligations, (iii) Ashford Select Entities agree that Ashford Select Entities will enter into Replacement Guarantees covering the Retained Ashford Trust Guaranteed Obligations at such time as the managers and/or franchisors agree to release Ashford Trust Guarantors from the Retained Ashford Trust Guaranteed

Obligations, and (iv) Ashford Select Entities agree to indemnify and hold harmless Ashford Trust Guarantor with respect to the Retained Ashford Trust Guaranteed Obligations pursuant to Section 7.1(c) hereof.
ARTICLE VI
TAX MATTERS
Section 6.1    Tax Returns. The following provisions shall govern the allocation of responsibility and payment of Taxes as between the Ashford Select Entities and the Contributors for certain Tax matters following the Closing Date:
(c)    the Contributors shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of the Ashford Select Entities, all Tax Returns for each of the Contributed Entities and Subsidiary Entities for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. The Ashford Select Entities hereby recognize the Contributors’ authority to execute and file, on behalf of the Contributed Entities and Subsidiary Entities, all such Tax Returns (and agrees to take all action necessary to ensure such authorization in conformity with applicable Law and principles of good governance generally). To the extent not otherwise paid by the Contributors to the appropriate taxing authority, the applicable Contributor shall reimburse the applicable Ashford Select Entity for Taxes of any Contributed Entity or Subsidiary Entity with respect to all such Tax Returns within fifteen (15) Business Days after payment by an Ashford Select Entity and/or any Contributed Entity or Subsidiary Entity of such Taxes. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of the Contributed Entities, except as required by a change in applicable Law.
(d)    The Ashford Select Entities shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of the applicable Contributor, any Tax Returns of any Contributed Entity and Subsidiary Entities for Tax periods which begin before the Closing Date and end after the Closing Date. The applicable Contributor shall pay to the applicable Ashford Select Entity, within fifteen (15) Business Days before the date on which Taxes are to be paid with respect to such periods, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date. For purposes of this Section 6.1(b) and Section 7.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Contributed Entities or the Subsidiary Entities, as applicable.
(e)    The Ashford Select Entities shall prepare and cause to be prepared and file or cause to be filed all other Tax Returns of the Contributed Entities or the Subsidiary Entities.
Section 6.2    Cooperation. The Ashford Select Entities, the Contributed Entities, the Subsidiary Entities and the Contributors agree to retain all books and records with respect to Tax matters pertinent to the Contributed Entities and Subsidiary Entities, and their respective assets or business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any Ashford Select Entity, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority. The Contributors shall give the Ashford Select Entities reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any Ashford Select Entity so requests, the Contributors shall allow Ashford Select Entities to take possession of such books and records at such Ashford Select Entity’s expense.
Section 6.3    Transfer Taxes. All sales, use and transfer taxes, bulk transfer taxes, deed taxes, conveyance fees, documentary and recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such transfer taxes or attributable to any failure to comply with any requirement regarding Tax Returns (“Transfer Taxes”), shall be paid by the Ashford Select Entities. The Ashford Select Entities and the Contributors shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes.
Section 6.4    Tax Contests. The Ashford Select Entities shall inform the Contributors of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which any Ashford Select Entity may be entitled to indemnity from the Contributors hereunder. With respect to any Tax Contest for which the Contributors acknowledges in writing that the Contributors are liable under Article VII for any and all Losses relating thereto, the Contributors shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (x) the Contributors shall promptly notify the Ashford Select Entities in writing of any intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Taxes of any Contributed Entity or any Subsidiary Entities for a Tax period that includes but does not end on the Closing Date, the Contributors and Ashford Select Entities shall jointly control all proceedings taken in connection with any such Tax Contest and (z) if any Tax Contest could reasonably be expected to have an adverse effect on any Ashford Select Entity, Contributed Entity, Subsidiary Entities or any of their Affiliates in any Tax period beginning after the Closing Date, the Tax Contest shall not be settled or resolved without the relevant Ashford Select Entity’s consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to the Contributors of the commencement of any Tax Contest and the Contributors do not, within ten (10) Business Days after notice is given by an Ashford Select Entity, give notice to such Ashford Select Entity of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligation hereunder of the

Contributors), the Contributors shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by the Ashford Select Entity. The failure of an Ashford Select Entity to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect the Contributors’ obligation with respect thereto except to the extent that the Contributors can demonstrate actual loss and prejudice as a result of such failure. The Ashford Select Entities and the Contributed Entities and Subsidiary Entities shall use their reasonable efforts to provide the Contributors with such assistance as may be reasonably requested by the Contributors in connection with a Tax Contest controlled solely or jointly by the Contributors.
ARTICLE VII
INDEMNITY OBLIGATIONS
Section 7.1    Indemnity.
(b)    From and after the Closing Date, each party hereto (each of which is an “Indemnifying Party”) shall indemnify and hold harmless the other party and its Affiliates (each of which is an “Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever (each, a “Claim”), including amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Indemnifying Party contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other agreement, document or instrument delivered by the Indemnifying Party pursuant to this Agreement (to the extent not known by Indemnified Party prior to Closing Date). In addition (a) Ashford Select Entities shall jointly and severally indemnify the Contributors and hold each of them harmless from and against any Losses arising from the operation of the business of any Ashford Select Entity, the Contributed Entities or the Subsidiary Entities, or the ownership and operation of the assets of such entities for the period from and after the Closing, and (b) the Contributors shall jointly and severally indemnify Ashford Select Entities, the Contributed Entities and the Subsidiary Entities and hold them harmless from and against any Losses arising from the operation of the business of the Contributors, the Contributed Entities or the Subsidiary Entities, or the ownership and operation of the assets of such entities for the period prior to the Closing; provided, however, that: (i) the Ashford Select Entities shall not have any obligation under this Article to indemnify any Indemnified Party against any Losses to the extent that such Losses arise by virtue of (A) any diminution in value of the Ashford Select OP Units or the Ashford Select Class B Common Stock, or (B) the Contributors’ breach of this Agreement, gross negligence, willful misconduct or fraud; and (ii) the Contributors shall have no obligation under this Article to indemnify any Indemnified Party against any Losses to the extent that such Losses arise by virtue of (A) any diminution in value of the Properties, or (B) any Ashford Select Entity’s breach of this Agreement, gross negligence, willful misconduct or fraud; and

(c)    (%3) The Contributors shall indemnify each of the Ashford Select Entities, the Contributed Entities and the Subsidiary Entities and hold them harmless from and against all Losses arising from: (A) all Taxes of the Contributed Entities, Subsidiary Entities and the Properties for all Tax periods ending on or before the Closing Date, (B) with respect to any Tax period including but not ending on the Closing Date, all Taxes of the Contributed Entities, Subsidiary Entities and the Properties attributable to the portion of such Tax period that ends on and includes the Closing Date, and (C) all Taxes of any Person imposed on the Contributed Entities or Subsidiary Entities as a transferee or successor, by contract or pursuant to any Law (including, but not limited to, Treasury Regulations Section 1.1502-6 and V.T.C.A., Tax Code, Chapter 171) with respect to obligations or relationships existing on or prior to the Closing Date or by agreements entered into or transactions entered into on or prior to the Closing Date.
(i)    The Contributors shall have no liability for any Taxes or Losses with respect to Taxes that are attributable to any transaction outside the ordinary course of business of the Contributed Entities or Subsidiary Entities entered into by any Ashford Select Entity or its Affiliates or at the direction of any Ashford Select Entity or its Affiliates that occurs on or after the Closing.
(ii)    The Contributors shall have no liability to any Ashford Select Entity for any Losses attributable to Taxes with respect to (A) any Tax period beginning after the Closing Date, or (B) any portion of a straddle period (a Tax period which includes but does not end on the Closing Date) beginning after the Closing Date.
(d)    From and after the Closing Date, the Ashford Select Entities shall jointly and severally indemnify and hold harmless each Ashford Trust Guarantor from and against any and all Losses and Claims related to any Retained Ashford Trust Guaranteed Obligations, and such indemnification obligation shall continue until all debt or management or franchise obligations associated with the Retained Ashford Trust Guaranteed Obligations have been paid and satisfied in full or Ashford Trust Guarantor has been fully released from such Retained Ashford Trust Guaranteed Obligations. From and after the Closing Date, Ashford Trust Guarantor shall indemnify and hold harmless Ashford Select Entities from and against any and all Losses and Claims related to any Replacement Guaranties with respect to any liabilities covered thereunder that relate to the period prior to the Closing, and such indemnification obligation shall continue until all debt or management or franchise obligations associated therewith have been paid and satisfied in full or Ashford Select Entities have been fully released therefrom.
Section 7.2    Notice of Claims. At the time when any Indemnified Party learns of any potential Claim against the Indemnifying Party it will promptly give written notice (a “Claim Notice”) to the Indemnifying Party; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, such Indemnified Party shall deliver to the Indemnifying Party, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to claims asserted by third parties (“Third Party Claims”). Any Indemnified Party may at its option demand indemnity under this Article VII as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as such Indemnified Party shall in good faith determine that such claim is not frivolous and that such Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.
Section 7.3    Third Party Claims. The Indemnifying Party shall be entitled, at its own expense, to assume and control the defense of any Claims based on Third Party Claims, through counsel chosen by the Indemnifying Party and reasonably acceptable to such Indemnified Party (or any Person authorized by such Indemnified Party to act on its behalf), if it gives written notice of its intention to do so to such Indemnified Party within 30 days of the receipt of the applicable Claim Notice; provided, however, that such Indemnified Party may at all times participate in such defense at its expense. Without limiting the foregoing, in the event that the Indemnifying Party exercises the right to undertake any such defense against a Third Party Claim, such Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party (unless prohibited by Law), at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. No compromise or settlement of such Third Party Claim may be effected by either such Indemnified Party, on the one hand, or the Indemnifying Party, on the other hand, without the other’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Indemnified Party that is party to such other claim is released from all liability with respect to such other claim.
Section 7.4    Procedure for Indemnification. Upon determination of the amount of a Claim that is binding on both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall, within ten (10) days of the date such amount is determined, pay the amount of such Claim by wire transfer of immediately available funds to an account designated by the Indemnified Party.
Section 7.5    Expiration.
(a)    Subject to the limitations set forth in Section 7.5(b) below, all representations, warranties, covenants and agreements (including those relating to indemnification in Section 7.1) made herein shall survive the Closing Date.
(b)    All representations, warranties and covenants of the Indemnifying Party contained in this Agreement shall survive until twelve months after the Closing Date (the “Expiration Date”); provided, however, the representations and warranties set forth in Section 4.11 with respect to Taxes, and Section 4.16 with respect to material documents shall survive until the expiration of the applicable statute of limitations for making a claim for such matters. If written notice of a claim in accordance with the provisions of this Article VII has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.
Section 7.6    Limitations on Indemnification.
(a)    Except as provided in subparagraph (b) below, the Contributors shall have no liability under Section 7.1 for any Losses hereunder (i) unless and until the aggregate total amount of all such Losses for which the Contributors would, but for this provision, be liable exceeds, on a cumulative basis, $1,000,000.00 and (ii) in excess of, on a cumulative basis, eight percent (8%) of the Contribution Consideration.
(b)    The limitations in subparagraph (a) above shall not apply to any Losses resulting from Claims made under Section 7.1(b)(i).
Section 7.7    Exclusive Remedy. In furtherance of the foregoing, the Indemnified Parties hereby waive to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Indemnifying Party arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Article VII. The foregoing sentence shall not limit the Indemnified Party’s right to specific performance or injunctive relief in connection with the breach by the Indemnifying Party of the provisions of this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Additional Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, for purposes of this Agreement, Ashford Select and Ashford Select OP are deemed not to be Affiliates of Ashford Trust or the Contributors.
(b)    “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas.
(c)    “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.
(d)    “Environmental Law” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(e)    “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
(f)    “Law” means laws, statutes, rules, regulations, codes, Orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.
(g)    “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, Encumbrances and security interests of any kind or nature whatsoever.
(h)    “Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.
(i)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
(j)    “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest or (ii) (A) 10% or more of the voting power of the voting capital stock or other equity interests or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture, trust or other legal entity.
(k)    “Taxes” means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to tax with respect thereto.
(l)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Section 8.2    Tax Agreement. The Ashford Select Entities shall account for any variation between the Tax basis of the Contributed Interests (or, if applicable, each asset owned by any Contributed Entity or Subsidiary Entity, where such entity is disregarded for U.S. federal income tax purposes) and its fair market value at the time of its contribution to the applicable Ashford Select Entity under any method approved under Section 704(c) of the Code and the applicable regulations as chosen by the general partner of Ashford Select OP.
Section 8.3    Amendment. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 8.4    Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas without giving effect to the conflict of law provisions thereof.
Section 8.5    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect.
Section 8.6    Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.
Section 8.7    Third Party Beneficiary. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, director, officer or employee of any party hereto or any other Person.
Section 8.8    Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by a party to effect such replacement.
Section 8.9    Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Texas (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.]
Section 8.10    Attorneys’ Fees. In connection with any litigation or a court proceeding arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees and legal assistants’ fees and costs whether incurred prior to trial, at trial or on appeal.

Section 8.11    Notices. Any notice or demand which must or may be given under this Agreement or by law shall, except as otherwise provided, shall be in writing and shall be deemed to have been given (i) five (5) Business Days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one (1) Business Day following sending by overnight delivery via a national courier service and, if each case, addressed to a party at the following address for such party.
(a) in the case of a notice to any Ashford Select Entity, at the following address and telecopy number:
Ashford Hospitality Select Limited Partnership
c/o Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attention: Chief Operating Officer
Phone: (972) 496-9600
Fax: (972) 490-9605

(b) in the case of a notice to the Contributors, at the following address and telecopy number:
Ashford Hospitality Limited Partnership

c/o Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Phone: (972) 490-9600
Fax: (972) 490-9605

(c) in each case, with a copy to:
Andrews Kurth LLP
1717 Main Street, Suite 1700
Dallas, TX 75201
Attention: Muriel C. McFarling
Section 8.12    Computation of Time. Any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full Business Day. All times are Central Standard Time.
Section 8.13    Survival. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the Contributors and the Ashford Select Entities set forth in this Agreement shall survive the consummation of the transactions contemplated hereby as set forth in Section 7.5(b).

Section 8.14    Time of the Essence. Time is of the essence with respect to all obligations of the Contributors, and the Ashford Select Entitles under this Agreement.
[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the Agreement to be duly executed on its behalf, as of the date first above written.
CONTRIBUTORS:

ASHFORD HOSPITALITY LIMITED PARTNERSHIP

By:	Ashford OP General Partner LLC, its general partner

By: /s/ DAVID BROOKS
Name: David Brooks
Title: Vice President

ASHFORD CREDIT HOLDINGS LLC

By: /s/ DERIC EUBANKS
Name: Deric Eubanks
Title: President

[Signature Page to the Contribution Agreement]

ASHFORD SELECT ENTITIES:

ASHFORD HOSPITALITY SELECT, INC.

By: /s/ DAVID BROOKS
Name: David Brooks
Title: Chief Operating Officer and General Counsel

ASHFORD HOSPITALITY SELECT LIMITED PARTNERSHIP

By:	Ashford OP Select General Partner LLC, its general partner

By: /s/ DAVID BROOKS
Name: David Brooks
Title: Vice President

[Signature Page to the Contribution Agreement]

Exhibit A
Properties

Property	Contributor	Contributed Entity	Contributed Interest	Assignee	Contributor’s Relationship with Contributed Interest and the Property
Courtyard Columbus, 3888 Mimosa Drive
Columbus, IN

Springhill Suites Linthium (BWI Airport), 899 Elkridge Landing Rd., BWI Airport, Maryland

Residence Inn Las Vegas, 370 Hughes Center Drive
Las Vegas, NV

Springhill Suites Gaithersburg, 9715 Washingtonian Blvd.
Gaithersburg, MD

Springhill Suites Centreville, 5920 Trinity Parkway
Centreville, VA
	Ashford Trust OP	Ashford Pool B Junior Holder LLC	100% member interest	Ashford Select OP
Ashford Trust OP owns 100% of Ashford Pool B Junior Holder LLC which owns 100% of Ashford Pool B Junior Mezz LLC which owns 100% of Ashford Pool B Senior Mezz LLC which owns:
(a) 100% of Ashford Pool B GP LLC, which owns a 0.5% GP interest in:
•    Ashford Tipton Lakes LP, which owns 100% of the Courtyard Columbus, Indiana;
•    Ashford BWI Airport LP, which owns 100% of the Springhill Suites Lithium (BWI Airport), Maryland;
•    Ashford LV Hughes Center LP, which owns 100% of the Residence Inn Las Vegas, Nevada;
•    Ashford Gaithersburg Limited Partnership, which owns 100% of the Springhill Suites Gaithersburg, Maryland; and
•    Ashford Centerville Limited Partnership, which owns 100% of the Springhill Suites Centerville, Virginia; and
(b) a 99.5% LP interest in:
•    Ashford Tipton Lakes LP which owns 100% of the Courtyard Columbus, Indiana;
•    Ashford BWI Airport LP, which owns 100% of the Springhill Suites Lithium (BWI Airport), Maryland;
•    Ashford LV Hughes Center LP, which owns 100% of the Residence Inn Las Vegas, Nevada;
•    Ashford Gaithersburg Limited Partnership, which owns 100% of the Springhill Suites Gaithersburg, Maryland; and
•    Ashford Centerville Limited Partnership, which owns 100% of the Springhill Suites Centerville, Virginia.

Exhibit A-1

Property	Contributor	Contributed Entity	Contributed Interest	Assignee	Contributor’s Relationship with Contributed Interest and the Property
Courtyard Louisville, 819 Phillips Lane Louisville, KY Residence Inn Lake Buena Vista, 11420 Marbella Palms Ct. Orlando FL Courtyard Ft. Lauderdale, 2000 N. Commerce Parkway Ft. Lauderdale, FL	Ashford Trust OP	Ashford Pool C1 Junior Holder LLC	100% member interest	Ashford Select OP
Ashford Trust OP owns 100% of Ashford Pool C1 Junior Holder LLC, which owns 100% of Ashford Pool C1 Junior Mezz LLC, which owns 100% of Ashford Pool C1 Senior Mezz LLC, which owns:
(a)    100% of Ashford Pool C1 GP LLC, which owns a 0.5% GP interest in:
•    Ashford Louisville LP, which owns 100% of the Courtyard Louisville, Kentucky; and
•    Ashford Buena Vista LP, which owns 100% of the Residence Inn Buena Vista, Florida;
(b)    a 99.5% LP interest in:
•    Ashford Louisville LP which owns 100% of the Courtyard Louisville, Kentucky; and
•    Ashford Buena Vista LP, which owns 100% of the Residence Inn Buena Vista, Florida; and
(c)    100% of Ashford FT. Lauderdale Weston I, LLC, 100% of Ashford Ft. Lauderdale Weston II, LLC and 100% of Ashford Ft. Lauderdale Weston III, LLC, which entities together own 100% of the Courtyard Ft. Lauderdale, Florida.

Exhibit A-2

Property	Contributor	Contributed Entity	Contributed Interest	Assignee	Contributor’s Relationship with Contributed Interest and the Property
Residence Inn Orlando (Sea World), 11000 Westwood Blvd.
Orlando, FL

Residence Inn Salt Lake City, 6425 South 3000 East Cottonwood, UT
Courtyard Overland Park, 11001 Woodson Street
I-435 and Nall
Overland Park, KS
	Ashford Credit Holding LLC	Ashford Six General Partner LLC	100% member interest	Ashford Select OP
Ashford Credit Holding LLC owns 100% of Ashford Six General Partner LLC, which owns a 0.5% GP interest in the following:
•    Ashford Orlando Sea World Limited Partnership, which owns 100% of the Residence Inn Orlando (Sea World), Florida;
•    Ashford Salt Lake Limited Partnership, which owns 100% of the Residence Inn, Salt Lake City, Utah; and
•    Ashford Overland Park Limited Partnership, which owns 100% of the Courtyard, Overland Park, Kansas.

	Ashford Credit Holding LLC	Ashford Orlando Sea World Limited Partnership Ashford Salt Lake Limited Partnership Ashford Overland Park Limited Partnership	99.5% limited partner interest	Ashford Select OP
Ashford Credit Holding LLC owns a 95.5% LP interest in the following:
•    Ashford Orlando Sea World Limited Partnership, which owns 100% of the Residence Inn Orlando (Sea World);
•    Ashford Salt Lake Limited Partnership, which owns 100% of the Residence Inn, Salt Lake City, Utah; and
•    Ashford Overland Park Limited Partnership, which owns 100% of the Courtyard, Overland Park, Kansas.

Courtyard Palm Desert, 74895 Frank Sinatra Drive Palm Desert, CA Residence Inn, Palm Desert, 38305 Cook Street, Palm Desert, CA	Ashford Credit Holding LLC	Ashford Seven General Partner LLC	100% member interest	Ashford Select OP
Ashford Credit Holding LLC owns 100% of Ashford Seven General Partner LLC, which owns a 0.5% GP interest in Ashford Ruby Palm Desert I Limited Partnership, which owns 100% of Courtyard, Palm Desert, California and 100% of the Residence Inn Palm Desert, California.

	Ashford Credit Holding LLC	Ashford Ruby Palm Desert I Limited Partnership	99.5% limited partner interest	Ashford Select OP
Ashford Credit Holding LLC owns a 95.5% LP interest in Ashford Ruby Palm Desert I Limited Partnership, which owns 100% of the Courtyard Palm Desert, California, and 100% of the Residence Inn Palm Desert, California.

Exhibit A-3

Exhibit B
Formation Transactions

Exhibit B-1

Exhibit C
List of Subsidiaries of the Contributed Entities

Contributed Entities	Subsidiary Entities
Ashford Pool B Junior Holder LLC
Ashford Pool B Junior Mezz LLC
Ashford Pool B Senior Mezz LLC
Ashford Pool B GP LLC
Ashford Tipton Lakes LP
Ashford BWI Airport LP
Ashford LV Hughes Center LP
Ashford Gaithersburg Limited Partnership
Ashford Centerville Limited Partnership

Ashford Pool C1 Junior Holder LLC
Ashford Pool C1 Junior Mezz LLC
Ashford Pool C1 Senior Mezz LLC
Ashford Pool C1 GP LLC
Ashford Louisville LP
Ashford Buena Vista LP
Ashford Ft. Lauderdale Weston I LLC
Ashford Ft. Lauderdale Weston II LLC
Ashford Ft. Lauderdale Weston III LLC

Ashford Six General Partner LLC	Ashford Orlando Sea World Limited Partnership Ashford Salt Lake Limited Partnership Ashford Overland Park Limited Partnership
Ashford Orlando Sea World Limited Partnership	None
Ashford Salt Lake Limited Partnership	None
Ashford Overland Park Limited Partnership	None
Ashford Seven General Partner LLC	Ashford Ruby Palm Desert I Limited Partnership
Ashford Ruby Palm Desert I Limited Partnership	None

Exhibit C-1

Exhibit D
Form of Assignment and Assumption Agreement

Exhibit D-1

SCHEDULE 4.15
Existing Loans

1.
Loan in the original principal amount of $54,900,000 made by Bank of America, N.A., as lender, to Ashford Overland Park Limited Partnership, Ashford Orlando Sea World Limited Partnership and Ashford Salt Lake Limited Partnership, on January 2, 2015, with respect to the Courtyard Overland Park, Overland Park, Kansas, Residence Inn Orlando Sea World, Orlando, Florida and Residence Inn Cottonwood, Salt Lake City, Utah.

2.
Loan in the original principal amount of $24,500,000 made by Bank of America, N.A., as lender, to Ashford Ruby Palm Desert I Limited Partnership, on January 2, 2015, with respect to the Courtyard Palm Desert, California and the Residence Inn Palm Desert, California.

3.
Loan in the original principal amount of $67,520,000 made by Morgan Stanley Bank, N.A., as lender to Ashford Louisville LP, Ashford Buena Vista LP, Ashford Ft. Lauderdale Weston I LP, Ashford Ft. Lauderdale Weston II LP, and Ashford Ft. Lauderdale Weston III LP, as borrower, on July 25, 2014, with respect to the Courtyard Louisville, Residence Inn Buena Vista and Courtyard Ft. Lauderdale, as amended to change the principal amount to $59,080,000.

4.	Loan in the original principal amount of $8,440,000 made by Morgan Stanley Bank, N.A., as lender to Ashford Pool C1 Senior Mezz LLC, on August 24, 2014.

5.
Loan in the original principal amount of $39,525,000 made by Morgan Stanley Bank, N.A., as lender to Ashford Gaithersburg Limited Partnership, Ashford Centerville Limited Partnership, Ashford Tipton Lakes LP, Ashford LV Hughes Center LP and Ashford BWI Airport LP, as borrower, on July 25, 2014, with respect to the Courtyard Columbus, Indiana, Springhill Suites BWI, Maryland, Residence Inn Las Vegas, Nevada, Springhill Suites Gaithersburg, Virginia and Springhill Suites Centreville, Virginia, to change the principal amount to $48,500,000.

6.
Loan in the original principal amount of $11,000,000 made by Morgan Stanley Bank, N.A. as lender to Ashford Pool B Senior Mezz LLC, as borrower, on July 25, 2014, as amended to change the principal amount to $2,025,000.

7.	Loan in the original principal amount of $12,375,000 made by Morgan Stanley Bank, N.A. as lender to Ashford Pool B Junior Mezz LLC, as borrower, on July 25, 2014.

Schedule 4.15 - 1

SCHEDULE 7.1
Retained Ashford Trust Guaranteed Obligations

1.
Franchise Agreement with respect to Courtyard by Marriott located at 819 Phillips Lane, Louisville, Kentucky, dated September 2, 2004, between Marriott International, Inc. and Ashford TRS Pool C1 LLC, as amended.

2.
Franchise Agreement with respect to Residence Inn by Marriott located at 11450 Marbella Palms Court, Orlando, Florida, dated September 2, 2004, between Marriott International, Inc. and Ashford TRS Pool C1 LLC, as amended.

3.
Management Agreement with respect to Courtyard Weston/Ft. Lauderdale, Florida dated June 17, 2005, between Courtyard Management Corporation and Ashford TRS Lessee III LLC, as assigned to Ashford TRS Pool C1 LLC, as amended.

4.
Franchise Agreement with respect to Courtyard by Marriott located at 74895 Frank Sinatra Drive, Palm Desert, California, dated June 1, 2013, between MIF, L.L.C. and Ashford TRS Lessee I LLC, as assigned to Ashford TRS Seven LLC, as amended.

5.
Franchise Agreement with respect to Residence Inn by Marriott located at 38305 Cook Street, Palm Desert, California, dated June 1, 2013, between MIF, L.L.C. and Ashford TRS Lessee I LLC, as assigned to Ashford TRS Seven LLC, as amended.

6.
Management Agreement with respect to Courtyard Kansas City Overland Park/Convention Center dated June 17, 2005, between Courtyard Management Corporation and Ashford TRS Lessee I LLC, as assigned to Ashford TRS Six LLC.

7.
Management Agreement with respect to Residence Inn Salt Lake City Cottonwood dated June 17, 2005, between Residence Inn by Marriott, LLC and Ashford TRS Lessee I LLC, as assigned to Ashford TRS Six LLC.

8.
Management Agreement with respect to Residence Inn Orlando Sea World/International Center dated June 17, 2005, between Residence Inn by Marriott, LLC and Ashford TRS Lessee I LLC, as assigned to Ashford TRS Six LLC.

9.
Franchise Agreement with respect to SpringHill Suites by Marriott located at 899 Elkridge Landing Road, Linthicum, Maryland, dated May 17, 2004, between Marriott International, Inc. and Ashford TRS Pool B LLC, as amended.

10.
Franchise Agreement with respect to Courtyard by Marriott located at 3888 Mimosa Drive, Columbus, Indiana, dated September 2, 2004, between Marriott International, Inc. and Ashford TRS Pool B LLC, as amended.

11.	Management Agreement with respect to SpringHill Suites located in Gaithersburg, Maryland, dated June 17, 2005, between Springhill SMC Corporation and Ashford TRS Pool B LLC, as amended.

Schedule 7.1 - 1

12.	Management Agreement with respect to SpringHill Suites located in Centreville, Virginia, dated June 17, 2005, between Springhill SMC Corporation and Ashford TRS Pool B LLC, as amended.

13.
Amended and Restated Management Agreement with respect to Residence Inn (Hughes Center) located in Las Vegas, Nevada, dated January 4, 2003, between Residence Inn by Marriott, Inc. and Ashford TRS Pool B LLC.

Exhibit 7.1-2